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                                                                    EXHIBIT 99.2

================================================================================
Media contact:                       Investor contact:

Vera Panchak                         Christopher Curtis
Director, Corporate Communication    Director, Investor Relations
312-326-8418                         312-326-8313
vera.panchak@rrd.com                 christopher.curtis@rrd.com

R.R. Donnelley Reports 3rd-Quarter 2001 Earnings; Revises 2001 Guidance

CHICAGO, Oct. 24, 2001 -- R.R. Donnelley & Sons Company reported third-quarter earnings before restructuring charges and other one-time items of 46 cents per diluted share compared with 69 cents a year ago. Net income was $54.3 million compared with $84.4 million a year ago.

2001 results exclude a pretax restructuring and impairment charge of $19.9 million ($12.2 million after-tax, or 10 cents per diluted share). The $19.9 million pretax restructuring and impairment charge includes $11.6 million of noncash charges related to the impairment of goodwill and other noncurrent assets of the company's commercial print operation in Mexico. 2000 results exclude a $12.9 million pretax gain ($7.9 million after-tax, or 6 cents per diluted share) from the sale of shares received in the demutualization of the company's basic life insurance carrier.

After restructuring and impairment charges, net income for the quarter was $42.0 million, or 36 cents per diluted share. Revenues for the quarter were $1.3 billion, down 10.1 percent from the year-earlier period.

The company's performance in July and August offset the weakness of the last three weeks of September, enabling the company to meet its internal expectations. The effects of the economy are being felt across the company's businesses, with the largest impacts in the commercial print operations that produce magazine, catalog and advertising inserts, and R.R. Donnelley Financial, which is being affected by the slowdown in capital markets activity.

Due to the overall effect of the deteriorating economy, the company adjusted its expectations for 2001 earnings per share to range between $1.45 and $1.55 before restructuring and impairment charges and other one-time items.

"We remain firmly committed to transforming our organization to deliver world-class service and distinctive solutions to meet our customers' increasingly challenging communications needs," stated William L. Davis, chairman, president and chief executive officer for R.R. Donnelley. "Despite a worsening economy, our transformation is on track."

R.R. Donnelley Logistics achieved double-digit revenue growth despite the economic slowdown in the markets it serves. Sales were up 16 percent year-over-year during the third quarter. In addition, higher prices, improved management of transportation costs and lower postage costs from increased postal penetration contributed to a profitable quarter for this segment.

The company continues to drive its transformation to an integrated communications solutions provider. These efforts, which are well under way, include building the print platform of the future, which involves the investment of up to $300 million over the next two years to consolidate, upgrade and modernize plants with fewer, yet wider and faster, presses.

"This streamlined, flexible and integrated platform will give us the capabilities to stay ahead of our customers' increasingly challenging communications needs," noted Davis. "The printed word is not going away. Our customers will continue to be the leading users of content. And, Donnelley's transformation is essential to their success."

Across all its businesses, the company also is realizing the financial benefits of idling equipment and reducing work hours to adjust capacity to current activity levels, and streamlining the delivery of general and administrative services. Announced actions will reduce the total workforce by more than 7 percent.

R.R. Donnelley is also reprioritizing activities and scaling back capital spending for 2001, which is now expected to be below $300 million, down from previous guidance of $300 million to $350 million. Through September, the company has spent $163 million.

During the quarter the company repurchased $46 million of its shares, or 1.6 million shares. Since February, R.R. Donnelley has repurchased 5.6 million shares at a cost of $159 million. The company has slowed the pace of share repurchase under its current authorization and will not complete the $300 million program this year, as previously expected.

R.R. Donnelley will hold its quarterly investor conference call to review its third-quarter 2001 results at 10 a.m., central time, on Wednesday, October 24, 2001. For a link to the call, log on to www.rrdonnelley.com/invest/events/. Check in approximately 10 minutes in advance of the start time to set up to receive the webcast. The call also will be archived on the site for seven days.

R.R. Donnelley (www.rrdonnelley.com) is revolutionizing communications effectiveness by providing comprehensive and integrated communications services. These include premedia, digital photography, content management, printing, Internet consulting and logistics. The company's full range of solutions help publishers and merchandisers, as well as telecommunications, financial and healthcare companies, deliver effective and targeted communications in the right format to the right audience at the right time. The company serves customers in North America, South America, Europe and the Asia/Pacific Basin.

Certain statements, including discussions of the company's expectations for 2001 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements. Refer to Part I, Item 1 of the company's annual report on Form 10-K for the year ended December 31, 2000, for a description of such factors.

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                     CONDENSED CONSOLIDATED INCOME STATEMENT
                    ($000's omitted, except per-share data)


                                         3 mos ended September 30    % Change  9 mos ended September 30    % Change
                                         ------------------------    --------   ------------------------   --------
                                           2001           2000                    2001           2000
                                           ----           ----                    ----           ----
Net Sales                              $ 1,288,237    $ 1,433,000     (10.1%) $ 3,882,937    $ 4,164,775      (6.8%)
Value Added Revenue                        739,500        839,502     (11.9%)   2,215,709      2,419,187      (8.4%)
Value Costs of Sales                       501,879        535,356      (6.3%)   1,556,233      1,607,885      (3.2%)
Gross Profit                               237,621        304,146     (21.9%)     659,476        811,302     (18.7%)
Selling and Administrative expenses        135,438        147,221      (8.0%)     417,827        446,590      (6.4%)
Restructuring and impairments charge        19,860           --          N/A       93,935           --          N/A
Earnings from Operations                    82,323        156,925     (47.5%)     147,714        364,712     (59.5%)
Other Income (expenses):
  Interest expense                         (18,831)       (22,810)    (17.4%)     (55,132)       (69,912)    (21.1%)
  Other, net                                 4,870         15,980     (69.5%)       9,360         22,841     (59.0%)
Earnings before income taxes                68,362        150,095     (54.5%)     101,942        317,641     (67.9%)
Provision for income taxes                  26,320         57,787     (54.5%)      39,248        122,292     (67.9%)
NET INCOME                             $    42,042    $    92,308     (54.5%) $    62,694    $   195,349     (67.9%)



                                           3 mos ended September 30               9 mos ended September 30
                                           ------------------------               ------------------------
                                              2001                2000               2001                2000
                                              ----                ----               ----                ----
Per-Share:                                Basic   Diluted     Basic   Diluted   Basic      Diluted   Basic   Diluted
                                          -----   -------     -----   -------   -----      -------   -----   -------

 Continuing operations                   $ 0.47    $ 0.46    $ 0.70    $ 0.69  $ 1.01    $ 1.01     $ 1.54   $  1.53
 JH demutualization gain                   0.00      0.00      0.06      0.06    0.00      0.00       0.06      0.06
 Restructuring and impairment charge      (0.11)    (0.10)     0.00      0.00   (0.48)    (0.48)      0.00      0.00
                                          -----     -----     -----     -----   -----     -----      -----     -----
 Consolidated                            $ 0.36    $ 0.36    $ 0.76    $ 0.75  $ 0.53    $ 0.53     $ 1.60    $ 1.59




                                              3 mos ended September 30  9 mos ended September 30
                                              ------------------------  ------------------------
                                                2001          2000        2001          2000
                                                ----          ----        ----          ----
Basic shares outstanding at September 30       115,125      122,015      115,125      122,015
Average basic shares outstanding               115,831      121,936      117,610      122,012
Effect of dilutive securities                    1,935        1,504        1,767        1,167
Average diluted shares oustanding              117,766      123,440      119,377      123,179

Percent to Net Sales:
Gross profit                                      18.4%        21.2%        17.0%        19.5%
S&A expense                                       10.5%        10.3%        10.8%        10.7%
Earnings from operations /1/                       7.9%        11.0%         6.2%         8.8%
Net Income /1/,/2/                                 4.2%         5.9%         3.1%         4.5%

Percent to VAR:
Gross profit                                      32.1%        36.2%        29.8%        33.5%
S&A expense                                       18.3%        17.5%        18.9%        18.5%
Earnings from operationa /1/                      13.8%        18.7%        10.9%        15.1%
Net income /1/,/2/                                 7.3%        10.1%         5.4%         7.7%




                                                      3 mos ended September 30    9 mos ended September 30
                                                      ------------------------    ------------------------
                                                        2001           2000        2001              2000
                                                        ----           ----        ----              ----
EBITDA /1/,/2/                                        198,108         256,856     533,425           661,465
Capital Spending                                       67,751          58,615     162,806           181,151



                                                     As of September 30
                                                     ------------------
                                                    2001            2000
                                                    ----            ----
Return on avg invested capital /1/,/2/,/3/          10.7%           14.3%
Operating working capital /4/                        6.0%            6.5%
(% of net sales)

Total Debt                                     1,097,897       1,145,050


                                                 KEY INFORMATION
                                                ($000's omitted)



Industry Segment Data:
                                                          Commercial      Logistics                                   Consolidated
                                                            Print          Services        Other/5/      Corporate        Total
                                                          ----------     ----------      -------------  ------------  -------------

Third Quarter 2001
------------------
Sales                                                       $1,095,884   $  190,059    $    2,294      $     --         $1,288,237
Restructuring and impairment charge                             19,901          190          (231)           --             19,860
Earnings (loss) from operations                                 73,790          236        (3,716)         12,013           82,323
Earnings (loss) before income taxes                             77,700          353        (3,919)         (5,772)          68,362

Third Quarter 2000
------------------
Sales                                                       $1,265,415   $  164,593    $    2,992       $    --         $1,433,000
Restructuring and impairment charge                               --           --            --              --               --
Earnings (loss) from operations                                164,001       (2,857)      (10,721)          6,502          156,925
Earnings (loss) before income taxes                            167,454       (2,882)      (13,270)         (1,207)         150,095

Nine Months Ended September 30, 2001
------------------------------------
Sales                                                       $3,312,891   $  562,394    $    7,652       $     --        $3,882,937
Restructuring and impairment charge                             86,923          281         1,103           5,628           93,935
Earnings (loss) from operations                                131,626       (7,566)      (18,867)         42,521          147,714
Earnings (loss) before income taxes                            143,703       (7,480)      (19,506)        (14,775)         101,942
Assets                                                       2,739,063      245,255        26,376         643,209        3,653,903

Nine Months Ended September 30, 2000
------------------------------------
Sales                                                       $3,680,303   $  471,368    $   13,104       $    --         $4,164,775
Restructuring and impairment charge                               --           --            --              --               --
Earnings (loss) from operations                                370,289       (3,931)      (23,477)         21,831          364,712
Earnings (loss) before income taxes                            378,792       (4,031)      (27,037)        (30,083)         317,641
Assets                                                       3,074,701      239,466        33,138         653,898        4,001,203


/1/ Excludes 2001 restructuring and impairment charges.
/2/ Excludes 2000 gain related to the sale of shares received from the demutualization of the company's basic life insurance carrier of $12.9 million ($7.9 million after-tax, or $0.06 per diluted share).
/3/ Computed on a 12-month rolling net income excluding restructuring and impairment charges and other one-time items divided by a 13-point average of debt and equity.
/4/ Computed on a 13-point average of net receivables, net inventories, and prepaid expenses minus accounts payable and accrued liabilities (adjusted for restructuring reserves) divided by 12-month rolling net sales.
/5/ Represents other operating segments of the company.